Exhibit 28(e)(17) under Form N-1A
Exhibit 1 under Item 601/Reg. S-K

Exhibit CC
to the
Distributor’s Contract

FEDERATED INCOME SECURITIES TRUST
Federated Muni and Stock Advantage Fund
Institutional Shares

In consideration of the mutual covenants set forth in the Distributor's Contract dated December 31, 1991 between Federated Income Securities Trust and Federated Securities Corp., Federated Income Securities Trust executes and delivers this Exhibit on behalf of the Funds, and with respect to the separate Classes of Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of December, 2010.

FEDERATED INCOME SECURITIES TRUST

By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President

FEDERATED SECURITIES CORP.

By:  /s/ Thomas E. Territ
Name:  Thomas E. Territ
Title:  President